EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	617.520.7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Cubist Pharmaceuticals, the Developer of CUBICIN, Announces
Submission of 2 INDs Targeting Serious Infections Caused
by MDR Gram-negative Pathogens and by Clostridium difficile

Lexington, MA, January 5, 2009 – Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that the company submitted two Investigational New Drug Applications (INDs) with the U.S. Food and Drug Administration (FDA) on December 23rd. The INDs signify the company’s intentions to begin clinical investigation (human trials) for:

•                  CB-182,804, a Cubist-discovered, potent, cidal, I.V. lipopeptide in development as therapy for the treatment of multi-drug resistant (MDR) Gram-negative infections, and

•                  CB-183,315, a Cubist-discovered, potent, oral, cidal lipopeptide in development for the treatment of Clostridium difficile associated diarrhea (CDAD).

Cubist President and CEO Mike Bonney said, “These INDs demonstrate our continued commitment to building a significant product pipeline in the acute care setting. I am particularly proud that both of these antibiotic candidates are based on discoveries by Cubist scientists.”

Cubist SVP and Chief Scientific Officer, Steve Gilman, said, “Each of these candidates addresses infections in great need of new antibiotic therapy. The pre-clinical studies we conducted for CB-182,804 with E. coli, Acinetobacter, Pseudomonas and Klebsiella demonstrated its rapid cidality in vitro and in vivo efficacy against all four of these key Gram-negative pathogens for which there are very limited available therapeutic options. Similarly, we believe the pre-clinical potency, cidality and in vivo efficacy data developed on our CDAD candidate, CB-183,315, make this a very interesting potential new agent for the treatment of Clostridium difficile infections.”

About MDR Gram-negative infections

Multidrug-resistant Gram-negative bacterial infections are an area of significant unmet medical need, particularly in acute care settings. The key Gram-negative pathogens include Escherichia, Klebsiella, Pseudomonas, and Acinetobacter, which lead to diseases such as hospital-acquired pneumonia, ventilator-associated pneumonia, intra-abdominal infections, blood stream infections, and urinary tract infections. The recent IDSA Report “Bad Bugs, No Drugs: No ESKAPE! An Update from the Infectious Diseases Society of America” states in the first sentence, “The Infectious Diseases

Society of America (IDSA) continues to view with concern the lean pipeline for novel therapeutics to treat drug-resistant infections, especially those caused by Gram-negative pathogens.”

About CDAD

CDAD is a disease caused by an overgrowth of, and subsequent toxin production by, Clostridium difficile, a resident anaerobic spore-forming Gram-positive bacterium of the lower gastrointestinal tract. This overgrowth is caused by the use of antibiotics for the treatment of common community and hospital acquired infections. Although they treat the underlying infection, many antibiotics disrupt the natural gut flora and allow Clostridium difficile to proliferate. Clostridium difficile produces enterotoxin and cytotoxin, which can lead to severe diarrhea, sepsis and even death. CDAD rates and severity are increasing, due in part to the spread of a new strain of Clostridium difficile with increased virulence and greater resistance to fluoroquinolones. According to an article in the October 2008 issue of the New England Journal of Medicine, during the mid- and late-1990s, the reported incidence of Clostridium difficile infection in acute care hospitals in the United States remained stable at 30 to 40 cases per 100,000. In 2001, this number rose to almost 50, with subsequent increases to the point that the number of cases of Clostridium difficile infection that were reported in 2005 (84 per 100,000) was nearly three times the 1996 rate (31 per 100,000).

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM I.V.® (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by Astra Zeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery, IND-stage programs that address unmet medical needs in multidrug-resistant Gram-negative infections and CDAD (Clostridium difficile-associated diarrhea), and a pre-clinical program targeting HCV (Hepatitis C infections). Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding CB 182,804 and CB 183,315. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) our ability to develop, manufacture and achieve commercial success for CB 182,804 and CB 183,315; (ii) whether the U.S. Food and Drug Administration, or FDA, issues a refusal to file (RTF) for our IND submissions for CB 182,804 and/or CB 183,315; (iii) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner for CB 182,804 and CB 183,315; (iv) our ability to conduct successful clinical trials in a timely manner; (v) the demonstrated clinical efficacy and safety of CB 182,804 and CB 183,315 as they relate to standards for regulatory approval and in comparison to competitive products; (vi) our ability to finance our operations; (vii) our ability to adequately develop and maintain adequate protection for the intellectual property related to CB 182,804 and CB 183,315; and (viii) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees. Drug development involves a very high degree of risk. Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our most recent 10-K and 10-Q filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors”

in such filings. These statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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